Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Orchid Cellmark Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-60582, No. 333-85550, No. 333-98825, No. 333-105732, and No. 333-111892) and on Form S-8 (No. 333-126227, No. 333-53118, and No. 333-76744) of Orchid Cellmark Inc. of our reports dated March 15, 2007, with respect to the consolidated balance sheets of Orchid Cellmark Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Orchid Cellmark Inc.

Our report dated March 15, 2007 on the consolidated financial statements refers to the adoption of the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, effective January 1, 2006.

/s/ KPMG LLP

Princeton, New Jersey

March 15, 2007